Exhibit 8

Great Hill Equity Partners IV, L.P.

c/o Great Hill Partners, LLC

One Liberty Square

Boston, MA 02109

INDEMNITY AND NOMINEE LETTER

April [•], 2010

[Nominee Name]

[Address]

[City, State ZIP]

Dear [Nominee]:

As you know, Great Hill Equity Partners IV, L.P. and certain of its affiliates (collectively, “Great Hill”) are considering the possibility of commencing a solicitation (the “Solicitation”) of (a) proxies in connection with the 2010 Annual Meeting of Stockholders of VitaCost.com, Inc., a Delaware corporation (the “Company”), or a Special Meeting of Stockholders of the Company in lieu thereof that includes the election of directors (in each case, including any adjournments, postponements or delays thereof) or (b) consents in connection with an action by written consent of the stockholders of the Company to, in each case and among other things, elect nominees to serve as directors on the Company’s Board of Directors (the “Board”). This letter agreement (“Letter Agreement”) will confirm your agreement, subject to the terms and conditions stated herein, with Great Hill to stand for election as a nominee of Great Hill to serve as a director of the Company in connection with the Solicitation. Concurrently with the execution of this Letter Agreement, please (a) execute the Consent to serve as a nominee of Great Hill and serve as a director of the Company, if elected, which is attached as Annex A and (b) return a signed copy of the Nominee Questionnaire being provided to you containing your true and correct responses to all questions contained therein for use by Great Hill in connection with preparing any materials related to the Solicitation (including, without limitation, the proxy or consent statement with respect to the Solicitation).

Great Hill will reimburse you, as promptly as practicable upon your request, for your reasonable and documented out-of-pocket expenses directly related to the performance of your duties under this Letter Agreement with respect to the Solicitation (including travel expenses, if any). The foregoing right to reimbursement shall be in addition to your rights of indemnification described in this Letter Agreement. Great Hill reserves the right, in its sole discretion at any time, not to nominate you or to withdraw you from serving as a nominee of Great Hill; provided, however, that any such action by Great Hill shall not prejudice your rights under this Letter Agreement to reimbursement of certain expenses through such date and the benefits of the indemnification provisions hereof.

Each of Great Hill and you recognizes that, should you be elected to the Board, all of your activities and decisions as a director will be governed by applicable law and subject to your duties to the stockholders of the Company and, as a result, that there is, and can be, no agreement between you and Great Hill that governs the decisions that you will make as a director of the Company.

In consideration of your agreement as set forth above, and to the fullest extent permitted by Delaware and other applicable law, Great Hill agrees to indemnify you against and hold you harmless from any and all liabilities, losses, claims, damages, suits, actions, judgments and reasonable costs and expenses actually incurred by you (including reasonable and documented attorneys’ fees and expenses) (collectively, “Losses”) in connection with the investigation, preparation or defense of any litigation (commenced or threatened), any civil, criminal, administrative or arbitration action, or any claim whatsoever, in each case whether instituted by the Company or any other party, and any and all amounts paid in settlement by you or on your behalf (with Great Hill’s consent, which shall not be unreasonably withheld) of any such claim or litigation asserted against, resulting, imposed upon, or incurred or suffered by you, directly or indirectly, based upon, arising out of or relating to (a) serving as a nominee of Great Hill; (b) being a “participant in a solicitation” (as defined in the rules and regulations under the Securities Exchange Act of 1934, as amended) in connection with the Solicitation; and (c) being otherwise involved in the Solicitation as a nominee of Great Hill (in each of cases (a), (b) and (c), whether before or after the date hereof). Notwithstanding anything to the contrary herein, Great Hill shall not indemnify you for (x) any action taken or omission by you or on your behalf that occurs subsequent to certification of the results relating to the Solicitation or such earlier time as you are no longer a nominee of Great Hill for election to the Board, or (y) any actions taken or inactions by you as a director of the Company, if you are elected. In addition, Great Hill shall not be obligated to provide you with any indemnification to the extent of any Losses that (i) arise out of any materially inaccurate written information supplied by you or on your behalf for inclusion in any filings made with any federal or state governmental agency, including any materials related to the Solicitation (including, without limitation, the proxy or consent statement with respect to the Solicitation), or (ii) are found in a final judgment by a court, not subject to further appeal, to have resulted from bad faith or willful misconduct on your part. You shall repay to Great Hill any amounts that have been paid by Great Hill to you in respect of the foregoing in the event that you are found, subject to a final and non-appealable judgment, to not be entitled to indemnification under this Letter Agreement.

Promptly after receipt by you of notice of any such claim or the commencement of any action, proceeding or investigation in respect of which indemnification may be sought as provided above, you must promptly notify Great Hill’s counsel, Skadden, Arps, Slate, Meagher & Flom LLP, in writing by personal delivery, fax or overnight mail of the receipt of any such notice or commencement of any such action, proceeding or investigation. Any such notice should be sent to the following address: Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York, 10036-6522; Attention: Howard L. Ellin and Richard J. Grossman; Fax: (212) 735-2000; provided that the failure to so notify Great Hill’s counsel shall not limit your rights to indemnification hereunder, except to the extent that Great Hill is actually prejudiced thereby.

In case any such action, proceeding or investigation is brought against you, and you notify Great Hill of the commencement thereof, Great Hill shall have the right to participate therein and, to the extent that Great Hill so determines, to assume the defense and settlement thereof, with counsel reasonably satisfactory to you; provided, however, that if the defendants in any such action include both you and Great Hill and if you have been advised by counsel reasonably acceptable to Great Hill that there may be one or more legal defenses available to you that are different from or additional to those available to Great Hill (a “Conflict Situation”), you will have the right to select up to one separate counsel reasonably acceptable to Great Hill to participate in the defense of such action on your behalf; provided, however, that Great Hill shall not be responsible for more than one such counsel in each jurisdiction. Notwithstanding, but in furtherance of, the foregoing, in the event of a Conflict Situation, you and other persons who are (or were) nominees of Great Hill as directors of the Company involved in such matter shall share such one counsel (unless you have been advised by counsel reasonably satisfactory to Great Hill that there may be one or more legal defenses available to you that are different from or additional to those available to any of such other persons). After notice from Great Hill to you of its election to assume the defense of any such action, proceeding or investigation, neither Great Hill nor any of its affiliates will be liable to you under this Letter Agreement for any expenses subsequently incurred by you in connection with the defense thereof, unless you shall have employed counsel in accordance with the proviso to the preceding sentence.

Great Hill shall have the right to settle any action, proceeding or investigation that is brought against you for which indemnification is available under the terms of this Letter Agreement; provided that Great Hill shall not settle, without your prior written consent (which you may withhold in your sole discretion), any action, proceeding or investigation in any manner that would impose any penalty, obligation or limitation on you (other than monetary damages for which Great Hill agrees to be wholly responsible) or that would contain any language (other than a recitation of any amounts to be paid in settlement) that could reasonably be viewed as an acknowledgement of wrongdoing on your part or otherwise as materially detrimental to your reputation.

Great Hill shall not be liable under this Letter Agreement to make any indemnification payment in connection with any claim made against you to the extent (and only to the extent) that you have otherwise received payment or have a right to be indemnified or reimbursed (under any insurance policy, pursuant to any indemnification or reimbursement payment or provision by any party other than Great Hill, or otherwise) of the amounts otherwise indemnifiable hereunder. Any payments required to be made by Great Hill pursuant to this Letter Agreement will be remitted to you on a monthly basis as the expenses to which such payments relate are incurred.

For purposes of this Letter Agreement, the termination of any claim, action, suit or proceeding, by judgment, order, settlement (whether with or without court approval), or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that you did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.

In the event of payment under this Letter Agreement, Great Hill shall be subrogated to the extent of such payment to all of your rights of recovery and you shall, at Great Hill’s expense, execute all papers reasonably required and shall do everything that may be reasonably necessary to secure such rights, including, without limitation, the execution of such documents reasonably necessary to enable Great Hill to effectively bring suit to enforce such rights.

This Letter Agreement shall be governed by and construed by and enforced in accordance with the laws of the State of New York applicable to contracts to be performed in such state without giving effect to the principles of conflicts of law thereof or of any other jurisdiction (other than Section 5-1401 of the New York General Obligations Law). Without limiting the foregoing, each party agrees that service of process on such party at the address listed for such party in this Letter Agreement shall be deemed effective service of process on such party. This Letter Agreement may only be amended or the provisions hereof waived by a written instrument signed by Great Hill and you. This Letter Agreement may be executed in counterparts (including by fax and .pdf), each of which shall constitute an original, but which together shall constitute one agreement. This Letter Agreement constitutes the entire agreement among the parties with respect to the subject hereof.

Great Hill and you hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America in each case located in the County of New York for any litigation arising out of or relating to this Letter Agreement, and waive any objection to the laying of venue of any litigation arising out of this Letter Agreement in the courts of the State of New York or of the United States of America in each case located in the County of New York and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.

[Execution page follows.]

Please acknowledge your agreement to the foregoing by signing in the space provided below.

Very truly yours,

GREAT HILL EQUITY PARTNERS IV, L.P.

by: Great Hill Partners GP IV, L.P., its general partner
by: GHP IV, LLC, its general partner

By:	/s/ Michael A. Kumin
Name:	Michael A. Kumin
Title:	A Manager

Accepted and Agreed

            , 2010

[NOMINEE NAME]

[Signature Page to Nominee Letter]

ANNEX A

Consent of Stockholder Nominee

The undersigned hereby consents to being named as a nominee of Great Hill Equity Partners IV, L.P. and certain of its affiliates (“Great Hill”) for election as a director of VitaCost.com, Inc., a Delaware corporation (the “Company”), in (a) Great Hill’s notice to the Company of its intent to nominate directors for election at the 2010 Annual Meeting of Stockholders of the Company or a Special Meeting of Stockholders of the Company in lieu thereof that includes the election of directors (in each case, including any adjournments, postponements or delays thereof), (b) materials (including, without limitation, a proxy or consent statement and form of proxy or consent) distributed to stockholders of the Company on behalf of Great Hill in connection with or relating to the solicitation of proxies or consents, and (c) such filings, notices and correspondence filed with, or submitted to, the Company, the Securities and Exchange Commission, The NASDAQ Stock Market, LLC, or other regulatory authority deemed necessary or advisable in connection with or relating to the solicitation of proxies or consents by Great Hill. The undersigned further consents to serve as a director of the Company if elected.

Name: [NOMINEE NAME]

Dated:             , 2010

A-1